UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
AFLAC INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 21, 2014

Supplemental Information Regarding Proposal 2 – Advisory Vote on Executive Compensation

Several weeks ago we provided our shareholders with the proxy statement for Aflac Incorporated’s 2014 Annual Meeting of Shareholders, which will be held on May 5, 2014.  The unanimous recommendation of our Board of Directors was that shareholders vote in support of Proposal 2 in the proxy statement—the advisory vote on executive compensation (“say on pay”) proposal.

One proxy advisory firm, Institutional Shareholder Services (ISS), recently recommended that shareholders vote against the proposal based on their concerns about the compensation paid to our Chief Executive Officer.  Other proxy advisory firms, including Glass Lewis and Egan-Jones have recommended votes in favor of our say on pay proposal.  We strongly disagree with the ISS recommendation because it relies on a methodology that fails to take into account important features of our longstanding CEO performance-based compensation program.

Our program is described in considerable detail in the proxy statement precisely because it does not conform to ISS’ standardized analysis (or any other analysis that does not take important, performance-based features of our program into account).  Accordingly, we encourage you to read our description of the program carefully when considering how to vote on Proposal 2.  We highlight below some particular concerns with the ISS analysis that we believe will be helpful in your decision making process.

Overview of Our Compensation Approach

Aflac, the pioneer in say on pay, has always employed rigorous standards in setting executive compensation.   We were, in 2008, the very first U.S. public company to give shareholders the opportunity to vote on executive compensation, long before it became a common (and only more recently required) practice.  Our executive compensation process is completely transparent, performance based and governed through comprehensive oversight by the independent directors sitting on our Compensation Committee with assistance from its independent compensation consultant, Mercer LLC.

•	Our executive compensation has been overwhelmingly approved by our shareholders with an average of better than 96% “FOR” vote since 2008.

•	Our executive compensation program continues to receive “FOR” recommendations from Glass Lewis and Egan-Jones, industry-leading proxy advisory services.

•
The Compensation Committee believes that our executive compensation program must offer competitive total compensation opportunities linked to established performance criteria and other key factors such as motivation, tenure and retention.

•	The Committee annually:

o	Studies market data and trends;
o	Seeks advice from independent advisors regarding best practices;
o	Monitors policies published by proxy advisory firms;
o	Evaluates the economic, strategic and organizational challenges facing the Company.

•
The short-term incentive compensation opportunity for our CEO is entirely dependent on the extent of achievement of pre-established performance goals that are tailored to metrics that drive shareholder returns.

•
The long-term incentive (“LTI”) compensation opportunity for our CEO is based entirely on Aflac's performance.  CEO LTI equity grants are 100% performance-based restricted stock (“PBRS”).  Therefore, all equity grants to the CEO in essence have to be earned twice:

o
First, a grant is only made based on a thorough analysis of the Company’s financial and share performance relative to peers.   It is noteworthy that based on this formulaic approach CEO LTI pay in 2012 decreased more than 38 percent based on 2011 relative performance.   Similarly, the CEO LTI grant in 2014 is expected to decline as indicated in the graph on pages 5 and 43 of our proxy statement.

o
Second, the PBRS only vests based on future achievement of corporate goals over a three-year performance period.   Contrary to ISS’ claim that the equity awards are disconnected from performance, both the size and the vesting of the awards are strongly tied to performance metrics that are aligned with shareholder interests.

•	Of our CEO’s compensation for 2013, 90.3% was performance based.

CEO Pay for Performance

The Board believes that having a long-serving CEO is a strategic competitive advantage, as exemplified by Aflac's strong financial success over time.  To evaluate our CEO compensation in the proper framework, it is important to note:

•	Our CEO has 10 more years of tenure as CEO than the next-longest serving CEO in our peer group and 18 more years of service than the median of our peer group.
•	Had our CEO received a standard 3% annual increase in base salary for those 10 years, his current salary would be higher than it is now.

•	ISS’ comments on our CEO's compensation discounted Aflac's performance over that extraordinarily long tenure.
o
From August 1990, when Daniel P. Amos was appointed as the CEO, through December 31, 2013, the Company’s total return to shareholders (including reinvested cash dividends) has exceeded 4,857%, compared with:

▪	1,022% for the Dow Jones Industrial Average,
▪	831% for the S&P 500 Index, and
▪	710% for the S&P Life & Health Insurance Index
o	Additionally, Aflac has increased its annual dividend for 31 consecutive years.

The performance goals under the Company’s annual bonus program are established considering a number of internal and external factors, including the overall economic environment, company performance against appropriate peers in the marketplace and full, accurate, relevant and complete data. These financial metrics, which our shareholders have communicated to us are important factors in measuring the Company’s performance, are substantially disclosed prior to the measurement of their achievement.   Furthermore, these metrics are monitored and changed as appropriate to ensure that they are aligned with shareholder interests.  For example, capital adequacy measures were added as performance goals in response to changing investor concerns after the financial crisis and additional metrics have been added for 2014 as disclosed in our proxy statement on page 38.

Longstanding, Consistently Applied Program

While our CEO LTI compensation program is formulaic and 100% performance-based, the Compensation Committee has made adjustments from time to time to adapt to changing markets (including peer group adjustments) and compensation best practices (including incorporating one-year and three-year performance metrics and weighting changes).
•
With the exception of changing CEO LTI awards to exclusively PBRS, the principal elements of the Company’s executive compensation philosophy, program structure and proxy disclosure did not materially change in 2013 as compared to the programs in effect for 2012 and 2011, which received “FOR” recommendations from ISS and Glass Lewis.

•	The CEO compensation program has been consistently applied since 1997, with appropriate changes made from time to time, such as metrics and weightings.

Limitations of ISS' Compensation Model

To ensure that compensation under the CEO compensation program is fair and appropriate, the Compensation Committee has based its compensation decisions on accurate, relevant and complete data about Aflac's performance relative to its peers.
•
Accordingly, the CEO compensation reflected in the 2014 proxy statement is paid in calendar year 2013 for 2012 business results. The reason for this delay is to ensure that all key deliverables in the 2012 calendar year are satisfied and peer metrics are accurately captured, regardless of when other companies release their financial information.

•	Importantly, our CEO compensation structure does not target a median, the focus of ISS concerns. Rather, it strictly reflects Company performance relative to our peers.

We highlight this difference in methodology because shareholders might otherwise assume that ISS’ methods and assumptions are the same as the Company’s. They are not. ISS’ methodology relies heavily on three-year total shareholder return and is not as comprehensive as our program.

Conclusion

At Aflac, we are committed to serving the best interests of our employees, policyholders and shareholders, which is why we provide a world-class work environment for our employees, industry-leading processing times in paying claims to our customers and increased dividend payments to our shareholders for 31 consecutive years.

Aflac has been number one in the life and health insurance category on FORTUNE magazine’s Most Admired Companies list for the last two years.  Additionally, the Company has been recognized as one of FORTUNE magazine’s 100 Best Companies to Work For in America for the 16th consecutive year. Aflac is also a FORTUNE Blue Ribbon Company and the only insurance company to be named by Ethisphere magazine as one of the World’s Most Ethical Companies since its inception in 2007. Further, as indicated previously, executive compensation has been overwhelmingly approved by our shareholders with an average of better than 96% “FOR” vote since 2008.

We hope that the foregoing information will give you a more meaningful and valid basis for assessing our compensation program than what is provided in the ISS report.

We are requesting that you vote FOR the say on pay proposal (Proposal 2) in our 2014 proxy statement.

If you have any questions prior to your proxy voting decisions, please do not hesitate to contact Robin Y. Wilkey, Senior Vice President, Investor and Rating Agency Relations, at rwilkey@aflac.com or (706) 596-3264.

Respectfully submitted,

Robert B. Johnson
Chairman of the Compensation Committee